[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

Exhibit 10.1
EXCLUSIVE LICENSE AGREEMENT
This Exclusive License Agreement (“Agreement”) is made and entered into as of the date of the last signature below (the “Effective Date”) by and between: The Washington University, a corporation established by special act of the Missouri General Assembly approved February 22, 1853 and acts amendatory thereto, through its Office of Technology Management having its principal offices at 4240 Duncan Avenue, Suite 110, St. Louis, MO 63110 (hereinafter referred to as “WU”); and Ocugen, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal offices at 11 Great Valley Parkway, Malvern, PA 19355 and its Affiliates (hereinafter and collectively referred to as “Licensee”).
RECITALS
    A.    WU possesses certain Patent Rights (as defined below), Technical Information (as defined below), and Tangible Research Property (as defined below).
    B.    Licensee shall develop within [***] days of the Effective Date a Development Plan (as defined below) to develop, test, manufacture, market, and/or sell products based on the Patent Rights, the Technical Information, and/or the Tangible Research Property.
    C.    Licensee possesses or plans to obtain the knowledge, expertise, experience, and resources to carry out the Development Plan, to meet the milestones set forth in Summary of Terms hereto, and to otherwise use Commercially Reasonable Efforts to manufacture, market, and commercialize products based on the Patent Rights, Tangible Research Property, and/or the Technical Information.
    D.    Licensee desires to obtain from WU certain licenses to the Tangible Research Property, Technical Information and Patent Rights and WU desires to grant such licenses to Licensee. The Tangible Research Property includes certain materials (“Penn Materials”) sourced from the Trustees of the University of Pennsylvania (“Penn”) as set forth in Schedule C. WU and Penn have entered into an Inter-institutional Agreement (IIA) dated 07/09/2020 that permits WU to provide Penn Materials to the Licensee pursuant to the terms of this Agreement.
SUMMARY OF TERMS
The terms set forth below shall apply to this Agreement, and shall be interpreted in accordance with Schedules A – E appended hereto. This Agreement includes and hereby expressly incorporates Schedules A – E appended hereto.
•Field: vaccines for humans
•Territory: US, Europe, and Japan
•License Issue Fee: $1,000,000
•License Maintenance Fee: $[***]
•Patent Royalty Rate: [***]%
•Non-Patent Royalty Rate: [***]%

•Diligence Milestones and Payments:
oDiligence Milestones – Technical

Milestone		Date
a.	[***]	Within [***] months from the Effective Date
b.	[***]	Within [***] months from the Effective Date
c.	[***]	Within [***] months from the Effective Date
d.	[***]	Within [***] months from the Effective Date
•
oMilestone Payments

Payment	Payment Due
Upon dosing the first human subject in a licensing enabling clinical trial (the results of which are the basis of a registration and regulatory approval in the Territory)	[***]
First Commercial Sale of a Licensed Product	[***]
Upon first achieving the cumulative Net Sales of $[***] in the Territory	[***]
Upon first achieving the cumulative Net Sales of $[***] in the Territory	[***]
Upon first achieving the cumulative Net Sales of $[***] in the Territory	[***]
Upon first achieving the cumulative Net Sales of $[***] in the Territory	[***]
•Minimum Royalty: $[***]
•Sublicensing Revenue Percentage: [***] %
[The signature page follows]

The signatures of the undersigned indicate that they have read, understand, and agree with the terms of this Agreement, including its appended Schedules A - E, and have the authority to execute this Agreement on behalf of and to bind their represented party.

THE WASHINGTON UNIVERSITY		LICENSEE

Signature:	/s/ Nicole Mercier	Signature:	/s/ Shankar Musunuri

Name:	Nichole Mercier, PhD.	Name:	Dr. Shankar Musunuri

Title:	Assistant Vice Chancellor & Managing Director	Title:	Chairman and CEO

Date:	September 22, 2022	Date:	September 23, 2022

SCHEDULE A
TERMS AND CONDITIONS
1.Definitions.
1.1.“Affiliate” means an entity that now or hereafter, directly or indirectly, controls or is controlled by or is under common control with a party to this Agreement whether by beneficial ownership, contract, or otherwise. Control means (i) the direct or indirect ownership of at least 50% of voting securities (or the equivalent) of the entity, or (ii) having the majority power to govern the financial and operating policies of the entity, or (iii) the power to appoint the management of the entity.
1.2.“Calendar Half” means each six-month period of a calendar year, or portion thereof, beginning on January 1 or July 1.
1.3.“Combination Product” means a collection or group of products sold together (such as in a kit or package) that contains (a) a Licensed Product and (b) one or more other functional products (“Other Products”) that has been sold separately for use without the Licensed Product and which is not essential to the use or operation of the Licensed Product.
1.4.“Commercially Reasonable Efforts” means the efforts and resources that a similarly situated biopharmaceutical company would use to develop and commercialize its own internally discovered technology of similar commercial potential at a similar stage of development. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Licensee (a) promptly assign responsibility for such obligation to specific employee(s) who are accountable for progress and monitor such progress on an on-going basis, (b) set annual objectives for carrying out such obligations, and (c) allocate resources designed to advance progress with respect to such objectives. For clarity, Commercially Reasonable Efforts will not mean that the Licensee guarantees that it will actually accomplish the applicable task or objective.
1.5.“Development Plan” means Licensee’s plan to develop, test, manufacture, market, and/or sell Licensed Products, which plan is attached hereto as Schedule B.
1.6.“Diligence Milestones” means the activities outlined in the Summary of Terms above, which Licensee shall perform for the purpose of developing and commercializing the first Licensed Product.
1.7. “Field” means the field, as described in the Summary of Terms, in which Licensee is authorized to use the Patent Rights, Technical Information, and Tangible Research Property under this Agreement.
1.8.“First Commercial Sale” means the earliest date on which a Sale of a Licensed Product is consummated pursuant to this Agreement.
1.9.[Reserved]
1.10. “Licensed Product” means (a) any product or service that is covered by a Valid Claim; (b) any product or service that uses a method, or any product that is produced using a method, which is covered by a Valid Claim; and/or (c) any product that is developed using, made using, derived from, and/or requires the use of, in whole or in part, Technical Information and/or Tangible Research Property.
1.11. “Market Exclusivity” means, with respect to any country or other jurisdiction in the Territory, any additional market protection, other than Patent Rights protection, granted by a regulatory authority in such country or other jurisdiction which confers an exclusive commercialization period during which Licensee or Sublicensees have the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new molecular or chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, unmet medical need exclusivity, pediatric exclusivity, or any applicable data exclusivity).
1.12. “Milestone Payments” means the payments outlined in the Summary of Terms above, which shall be paid to WU within [***] days after the achievement of the milestone indicated for each payment.
1.13. “Net Sales” means the gross value of all forms of consideration received from Sales of Licensed Products, less the Permissible Deductions.
1.14. “Patent Rights” means the patents and patent applications listed in Schedule C; all continuation, divisional, and continuation-in-part applications (excluding all claims that are not supported by the disclosures contained in the patents and patent applications listed in Schedule C as of the Effective Date) that claim priority (directly or indirectly) to the patents and patent applications listed in Schedule C; all reexaminations, reissues, and foreign counterparts thereof; and all patents that issue from any and all of the foregoing applications.
1.15. “Patent Royalty Rate” means the royalty rate, in the amount listed in the Summary of Terms, which shall apply to Net Sales of Licensed Products that are made, sold, used, or transferred to a customer located within a country in which a patent or patent application is then subsisting that contains at least one Valid Claim.
1.16. “Non-Patent Royalty Rate” means the royalty rate, in the amount listed in the Summary of Terms, which shall apply to Net Sales of Licensed Products that are not otherwise subject to the Patent Royalty Rate.
1.17. “Permissible Deductions” means [***]
1.18. [Reserved]
1.19. [Reserved]
1.20. “Sale” means any transaction in which a Licensed Product is sold, exchanged, provided, or transferred to an unrelated third party (that is not an Affiliate or Sublicensee of Licensee or an Affiliate of Sublicensee) for any value, payment, or compensation of any type or kind. Sales shall not include transfers by Licensee, its Affiliates, its Sublicensees, or Sublicensee’s Affiliates to others (i) as samples, (ii) for charitable or benevolent purposes (including, but not limited to, early access programs, named patient sales, and compassionate use), provided no consideration is received or the Licensed Product is provided at-cost, (iii) for use in non-clinical or clinical trials, (iv) for use in any tests or studies reasonably necessary to comply with any applicable laws, rules, or regulations, and (v) for the purpose of researching, developing, or testing a Licensed Product, provided that Licensee receives no value, payment, or compensation for such Licensed Product in excess of the fully-burdened (i.e., direct and indirect) costs for producing and transporting such Licensed Product.
1.21. “Sublicensing Revenue” means all value, payments, and compensation of any type or kind, other than earned royalties on Net Sales, received by Licensee from or through its Sublicensees for licensing, cross-licensing, and/or granting of rights to the Patent Rights, regardless of whether such licenses and rights are granted in the form of a collaboration, co-development, profit sharing, research, or option agreement. Sublicensing Revenue shall include without limitation all fees, milestone payments, cash equivalents, securities, equipment, property, and/or anything else of value received by Licensee, from or for the benefit of any Sublicensee, in consideration for such licenses and rights to the Patent Rights, but shall exclude any amount received from any Sublicensee as (a) support of Licensee’s research and development directly relating to the Licensed Products as evidenced by detailed research and budget proposals provided to WU prior to Licensee’s receipt of such funding, or (b) the portion of the purchase price for Licensee’s debt or equity securities that reflect the then current market value of such securities or, if such securities are not publicly traded, the then current market value of such securities.
1.22. “Tangible Research Property” means the materials and other property that WU provides to Licensee pursuant to this Agreement, including without limitation the materials listed in Schedule C, and any progeny, derivatives and modifications of such materials made by or on behalf of Licensee, its Affiliates, or Sublicensees.

1.23. “Technical Information” means all know-how, information, protocols, and/or data developed by WU by or under the direction of Drs. David Curiel and Michael Diamond before the Effective Date that has been provided to or accessed by the Licensee, which are necessary or useful for the discovery, development, manufacture, use, marketing, sale, distribution, or other commercial exploitation of a Licensed Product, including without limitation (a) all know-how, information, and data disclosed in any of the Patent Rights or (b) any reports or disclosures concerning research or inventions provided or disclosed to, or otherwise received by, the Licensee. Technical Information includes without limitation the information set forth in Schedule C hereto.
1.24. “Territory” means the countries and other territories listed in the Summary of Terms, but excluding those countries and territories to which export of technology or goods is prohibited by applicable U.S. export control laws or regulations.
1.25. “Valid Claim” means a claim (a) of a pending patent application, within the Patent Rights, which has been pending for no longer than [***] years after its earliest priority date; and/or (b) of an issued and unexpired patent within the Patent Rights, provided that such claim has not been (i) held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to appeal or a decision which has not been timely appealed, (ii) cancelled, (iii) disclaimed, or (iv) abandoned in accordance with, or as permitted by the terms of this Agreement or by mutual written agreement of WU and Licensee.
2.License Grants and Restrictions.
2.1Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-transferable (subject to Section 15.5), sublicensable (in accordance with Section 2.8), exclusive (subject to Section 2.3 below), royalty-bearing license under the Patent Rights, in the Field and in the Territory, for the Term of this Agreement, to make, have made, sell, offer for sale, use, market, promote, distribute, export, and import Licensed Products.
2.2Subject to the terms and conditions of this Agreement, WU hereby grants to Licensee, and Licensee hereby accepts, a non-transferable (subject to Section 15.5), sublicensable (in accordance with Section 2.8), non-exclusive license, in the Field and in the Territory, for the Term of this Agreement, to use the Technical Information and Tangible Research Property solely for the purpose of exploiting the license granted to Licensee in Section 2.1 above.
2.3WU retains the right to use the Patent Rights, Technical Information, and Tangible Research Property for research and educational purposes.
2.4Licensee agrees and acknowledges that: (a) in accordance with Public Laws 96-517, 97-256, and 98-620, codified at 35 U.S.C. §§ 200-212, the United States government retains certain rights to inventions arising from federally supported research or business; (b) under such laws and implementing regulations, the government may impose requirements on such inventions; (c) Licensed Products embodying inventions subject to such laws and regulations sold in the United States must be substantially manufactured in the United States; and (d) the license rights granted in this Agreement are expressly made subject to such laws and regulations as amended from time to time. Licensee agrees to abide by all such laws and regulations. Upon Licensee’s request, and at Licensee’s expense, WU agrees to cooperate with Licensee in connection with attempting to secure a waiver of such obligations.
2.5WU retains all ownership rights in the Patent Rights, Technical Information, and Tangible Research Property (except for certain Tangible Research Property that will remain the sole and exclusive property of WU and Penn). Licensee agrees that it will not do any act or thing which would in any way contest WU’s or Penn’s ownership in, or otherwise derogate from the ownership by WU or Penn, of any rights in the Patent Rights, Tangible Research Property, and/or Technical Information, as applicable.
2.6To the extent applicable, Licensee shall ensure that all Licensed Products (or their packaging, as appropriate) sold by or on behalf of Licensee are marked with the appropriate patent numbers, in accordance with each country’s patent laws.

2.7Licensee hereby grants to WU and WU hereby accepts, a non-transferable, non-exclusive, perpetual, irrevocable, fully paid-up license for research and education purposes only, under any and all applicable patents, copyright registrations or other intellectual property rights, to make and use any and all inventions, discoveries or improvements conceived of or reduced to practice by Licensee during the Term of this Agreement and relating to the Patent Rights, Tangible Research Property or Technical Information. For the avoidance of doubt, the rights under this Section 2.7 do not include any right to make, use, sell or offer to sell any products or services for any commercial purpose.
2.8Licensee shall have the right to sublicense the rights and licenses granted in Sections 2.1 and 2.2 to third parties in accordance with the provisions of Schedule D.
2.9[Reserved]

2.10The license and rights granted in this Agreement shall not be construed to confer any rights upon Licensee by implication, estoppel, or otherwise to any other technology and/or intellectual property not specifically identified in this Agreement.
3.Development Plan.
3.1Licensee represents and warrants that it shall develop within [***] days of the Effective Date a Development Plan that contains Licensee’s good faith, bona fide plans for commercializing Licensed Products using its Commercially Reasonable Efforts. Licensee represents and warrants that it has or plans to obtain the knowledge, expertise, experience and resources to fully carry out such plans.
3.2Licensee agrees to use Commercially Reasonable Efforts to meet any and all Diligence Milestones set forth in the Summary of Terms above and in the Development Plan on or before the times set forth in the Development Plan including, without limitation, the development milestones for each Licensed Product.
3.3Licensee will deliver to WU written reports on Licensee’s progress against the Development Plan no later than [***], and no later than [***]. Each such report will set forth Licensee’s progress against the Development Plan in reasonable detail including, without limitation, the progress achieved and any problems encountered in the development, prototyping, evaluation, testing, manufacture, Sale, and/or marketing of, as applicable, each Licensed Product. Each such report will identify in detail any financial investment, grant or other source of funding awarded or provided to Licensee that is used, in part or in whole, to develop, evaluate, test, manufacture, sell and/or market a Licensed Product and including, but not limited to, the items outlined in Schedule E. Upon reasonable request by WU from time-to-time, Licensee will meet with WU to consult with WU about Licensee’s then-current progress against the Development Plan.
3.4Licensee shall provide each significant amendment, change, or other modification to the Development Plan to WU for review, discussion, and comment, shall respond to all reasonable questions of WU with respect to the proposed modification, and shall obtain WU’s consent prior to implementing any such significant modification. For purposes of this section, significant shall refer to any change or modification that causes a delay in the development timeline.
4.Diligence.
4.1     Licensee shall exercise Commercially Reasonable Efforts, itself or through its Affiliates, Sublicensees, or contractors, to fully satisfy all of the Diligence Milestones set forth in the Summary of Terms. Licensee will deliver to WU detailed written updates on Licensee’s progress towards achieving such Diligence Milestones within each report that is provided to WU pursuant to Section 3.3. Each report will include sufficient detail to enable WU to assess whether Licensee is making reasonable progress towards each Diligence Milestone. In the event that a report does not, in WU’s sole and reasonable discretion, contain sufficient information, within forty-five (45) days from WU notifying Licensee of such deficiency, Licensee shall provide the additional information that WU requests under this Section 4.1.

4.2      After fully satisfying the Diligence Milestones under Section 4.1, Licensee will continue to exercise Commercially Reasonable Efforts to develop, manufacture, promote, and sell Licensed Products in the countries in which Patent Rights exist for the duration of the Term.
4.3     Should WU conclude, in its reasonable judgment, that Licensee has failed to meet the diligence requirements set out in this Section 4, WU may notify Licensee of its conclusions and the basis therefor. The parties shall then undertake to resolve WU’s concerns through good faith negotiations for a period of [***] days. Should such negotiations fail to result in (i) Licensee achieving a level of diligence consistent with its obligations under this Section 4, (ii) Licensee presenting a plan reasonably designed to meet the diligence requirements set out in this Section 4, or (iii) Licensee and WU mutually agreeing to adjust a Diligence Milestone or extend the date for achievement of a Diligence Milestone, in WU’s sole and reasonable discretion, then WU may exercise its right to terminate this Agreement as provided in Section 13 below, provided that the parties have exhausted the dispute resolution provisions in Section 15.18.
5.Fees, Payments, Royalties.
5.1Within [***] days after the Effective Date, Licensee agrees to pay the License Issue Fee to WU. Such License Issue Fee shall be non-refundable and shall not be credited against any other payments that may be due hereunder.
5.2On or before every anniversary of the Effective Date and until the First Commercial Sale of a Licensed Product that occurs in a primary country designated in the Development Plan, Licensee agrees to pay the License Maintenance Fee to WU. All License Maintenance Fees shall be non-refundable and shall not be credited against any other payments that may be due hereunder.
5.3Licensee will pay WU the Patent Royalty Rate of Net Sales, for those Sales that are subject to the Patent Royalty Rate. Licensee will pay WU the Non-Patent Royalty Rate of Net Sales, for those Sales that are subject to the Non-Patent Royalty Rate. A Sale of a Licensed Product will be deemed to have been made at the time Licensee first invoices, ships, recognizes, or receives value for a Licensed Product.
5.4If rights under any intellectual property owned by any third party is needed to practice, use, make, sell, offer to sell, or import any Licensed Product, then royalties payable to WU with respect to such Licensed Product under Section 5.3 may be reduced by Licensee dollar for dollar in an amount up to [***] percent ([***]%) of any royalty payable by Licensee to any such third party for such right. However, in no event shall the effective Patent Royalty Rate be reduced below [***]% as a result of the royalty reductions permitted under this Section 5.4 and Section 5.5 below. The royalty deductions permitted under this Section 5.4 shall only be applicable for third party licenses needed to provide freedom-to-operate under the Patent Rights (and do not apply to other licenses or permissions that Licensee may obtain to develop, produce, or market a Licensed Product, including third party formulation technology).
5.5In the event that a Licensed Product is sold as part of a Combination Product, Net Sales generated from Combination Products shall be determined by multiplying the Net Sales of such Combination Product by the fraction (C/(C+D)), where C is the total gross invoice price of the Licensed Product when sold separately and D is the total gross invoice price of the Other Products when sold separately.
5.6The royalties owed to WU will be paid by Licensee within [***] days after the end of each Calendar Half in which the Sales of the applicable Licensed Products occur.
5.7Licensee shall not consummate a Sale of a Licensed Product for an amount that is less than the fair market value of the Licensed Product, except in connection with the launch of a Licensed Product and a related introductory pricing strategy.
5.8Commencing after the Calendar Half in which the First Commercial Sale occurs and continuing thereafter throughout the Term of this Agreement, Licensee agrees to pay WU the Minimum Royalty set forth in the

Summary of Terms above, for each Calendar Half as an advance against the royalties due under this Agreement, including this Section 5 and Schedule D. Such Minimum Royalties shall be due on January 31 and July 31 of each Calendar Half.
5.9Licensee agrees to pay WU Milestone Payments in the amounts set forth in the Summary of Terms above within [***] days after the date that the applicable Milestone Payment is due.
5.10For the avoidance of doubt, multiple royalties will not be owed to WU if a Licensed Product, or the manufacture, use, Sale or importation thereof, is covered by more than one Valid Claim (or more than one patent or patent application within the Patent Rights).
5.11In the event that a court or a governmental agency of competent jurisdiction requires Licensee, its Affiliates, or its Sublicensees to grant a compulsory license to a third party permitting such third party to make and sell a Licensed Product in a country in the Territory, Licensee and WU shall meet to discuss and negotiate in good faith appropriate treatment and pro-rata reductions for any royalties arising in connection with such compulsory license.
6.Payments, Records, and Audits.
6.1     All dollar ($) amounts referred to in this Agreement are expressed in United States dollars. All payments to WU shall be made in United States dollars by check or electronic transfer payable to “Washington University.” Any Sales revenues for Licensed Products in currency other than United States dollars shall be converted to United States dollars at the applicable monthly average conversion rate (or as mutually agreed upon) for the foreign currency as published in the Eastern edition of The Wall Street Journal in the United States (or any other mutually agreed upon source). All payments (including the License Issue Fee, License Maintenance Fees, royalties, and Milestone Payments) paid to WU under this Agreement are non-refundable and shall not be credited against any other payments that may be due from Licensee under this Agreement or any other agreement unless it can be shown to both parties satisfaction that Licensee mistakenly overpaid any such fees, royalties, milestone payments, and/or other amounts, such overpayments will then be applicable to future payments as mutually agreed. All payments shall include or reference the WU Contract Number listed herein, to ensure accurate crediting to Licensee’s account. Electronic transfers shall be made to a bank account designated in writing by WU, and Licensee shall pay for all bank charges for the wire transfer of funds and shall not the deduct bank charges from the total amount due to WU. All checks shall be sent to:

Washington University
Office of Technology Management
Attn: Accounting Dept.
660 S. Euclid, Campus Box 8013
St. Louis, MO 63110
6.2    Within [***] days after the end of each Calendar Half in which a Sale of a Licensed Product is made, Licensee shall deliver to WU a written report setting forth the calculation of all amounts due to Licensee for such Calendar Half. Each report will show, at a minimum, (a) the number of Licensed Products sold, by country, during such Calendar Half; (b) the gross receipts for Sales of Licensed Products, by country, during such Calendar Half, including total amounts invoiced and received; (c) the amount of any Permissible Deductions for such Calendar Half; and (d) the amount of Net Sales of Licensed Products, by country, for such Calendar Half.
6.3    Licensee shall maintain complete and accurate books of account and records that would enable an independent auditor to verify the amounts paid as royalties and other amounts under this Agreement. The books and records must be maintained for at least [***] years following each Calendar Half. Upon not less than [***] days’ prior written notice by WU, Licensee must give WU (or an independent accountant mutually acceptable to Licensee and WU and who enters into a non-disclosure agreement with Licensee) access to all books and records relating to

Sales of Licensed Products by Licensee to conduct, at WU’s expense, an audit or review of those books and records. This access must be available at least once every [***] months, during regular business hours, during the Term of this Agreement and for the [***] calendar years following the year in which termination or expiration of this Agreement occurs. No accounting period shall be subject to audit more than one time hereunder. If any such audit or review determines that Licensee has underpaid royalties by [***] percent ([***]%) or more for any Calendar Half, Licensee shall (a) reimburse WU for the costs and expenses of the accountant and auditors in connection with the review and audit and (b) immediately pay WU the amount of such underpayment along with interest on the past due amount as provided in Section 6.4 below.
6.4    Any amounts not paid by Licensee to WU when due shall accrue interest, from the date [***] days after the balance is due at an interest rate of [***]% per month. In addition, Licensee will reimburse WU for all reasonable costs and expenses incurred (including reasonable attorneys’ fees) in collecting any overdue amounts.
6.5    Payments shall be paid to WU free and clear of all foreign taxes. If laws, rules or regulations require withholding of income taxes of other rates imposed upon payments set forth in this Agreement, Licensee shall make such withholding payments as required and without subtracting such withholding payments from such payments to WU. Licensee shall submit appropriate proof of payment of the withholding rates to WU within a reasonable period of time. Licensee shall use efforts consistent with its usual business practices to minimize the extent of any withholding taxes imposed under the provisions of the current or any future double taxation treaties or agreement between foreign countries, and the parties shall cooperate with each other with respect thereto, with the appropriate party under the circumstances providing the documentation required under such treaty or agreement to claim benefits thereunder.
7.Confidentiality.
7.1The parties acknowledge that, prior to and during the Term of this Agreement, the parties may disclose to one another scientific, technical, business, or other information which is treated by the disclosing party as confidential or proprietary, including but not limited to unpublished Patent Rights, Technical Information, Tangible Research Property, and reports provided by Licensee to WU under this Agreement (hereinafter referred to as “Confidential Information”). Both parties agree that in order to ensure that each party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential” by the disclosing party, and if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” by the disclosing party within [***] days of disclosure; provided, however, that Confidential Information shall include information, whether marked or unmarked and whether reduced to writing or not, otherwise reasonably expected to be treated in a confidential manner under the circumstances of disclosure under this Agreement or by the nature of the information itself. The receiving party shall hold such Confidential Information in confidence, shall use it solely as necessary to exercise its rights or perform its obligations under this Agreement, and shall treat such information in the same manner as it treats its own confidential information but not less than with a reasonable degree of care. In recognition that WU is a non-commercial, academic institution, Licensee agrees to limit to the extent possible the delivery of Licensee Confidential Information to WU. WU retains the right to refuse to accept any such information or data from Licensee which it does not consider to be essential to this Agreement or which it reasonably believes to be improperly delivered, but such refusal shall not eliminate the obligation of the individual making such determination from treating such information as Confidential Information hereunder where such information has been disclosed to such individual. The Confidential Information provided to the receiving party will remain the property of the disclosing party. Notwithstanding any preceding sentence to the contrary, Licensee may disclose WU Confidential Information to those affiliates, directors, officers, employees, agents, counsel, and consultants of Licensee who need to know such information to enable Licensee to fulfill its obligations under this Agreement and who are subject to restrictions on use and disclosure at least as restrictive as those set forth in this Agreement, and then only to the extent necessary to enable Licensee to fulfill its obligations under this Agreement. The parties agree that no indirect or consequential damages, or damages based on loss of profits or lost market share, are contemplated or recoverable for breach of the confidentiality obligations of this Agreement.

Notwithstanding the foregoing, Licensee may disclose the terms of this Agreement to the extent required by securities or other applicable laws, or rules of any recognized stock exchange, to existing or prospective investors, acquirers, partners, collaborators, licensees, contractors, and to Licensee’s accountants, attorneys and other professional advisors, in each case on a need-to-know basis and subject to customary confidentiality restrictions.
7.2     Confidential Information does not include information that (a) was known to the receiving party without any limitation on use or disclosure prior to receipt from the disclosing party as evidenced by the receiving party’s records; (b) is or becomes part of the public domain through no act or omission by or on behalf of the receiving party; (c) is lawfully received by the receiving party from a third party in possession of such information who is not under obligation to the disclosing party not to disclose the information, and/or (d) comprises identical subject matter to that which had been originally and independently developed by the receiving party personnel without knowledge of, use of, access to, or reliance upon any Confidential Information as evidenced by the receiving party’s records.
Specific information shall not be deemed to be within any of the foregoing exclusions set out in clauses (a) through (d) above merely because it is or may be within the scope of more general information which falls within any one or more of the foregoing exclusions.
7.3     In the event that a court or an agency of a competent jurisdiction legally compels the receiving party to disclose the disclosing party’s Confidential Information in accordance with a judicial or other governmental order, the receiving party may disclose such Confidential Information provided that the receiving party either (a) gives the disclosing party prompt written notice (to the extent reasonably practicable and legally permissible) prior to such disclosure to allow the disclosing party a reasonable opportunity to seek a protective order or equivalent, or (b) obtains written assurance from the applicable judicial or governmental entity that it will afford the Confidential Information the highest level of protection afforded under applicable law or regulation.
In the event that such an assurance of the highest level of protection or a protective order or other remedy is not obtained, the receiving party shall furnish only that portion of the disclosing party’s Confidential Information which in the opinion of the receiving party’s counsel is legally required and shall exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the disclosing party’s Confidential Information.
In the case of disclosures required by securities laws, rules, regulations, or orders or the rules of any securities exchange or market on which a receiving party’s securities are listed or traded, the receiving party shall take reasonable steps, upon the advice of securities counsel, to limit disclosure of or seek confidential treatment for such Confidential Information.
7.4    Licensee may, to the extent necessary, use and disclose the Confidential Information of WU (a) to secure governmental approval to clinically test or market a Licensed Product, (b) if applicable, to secure patent protection for an invention within the Patent Rights, (c) in connection with the sale of all, or substantially all, of the Licensee’s assets to which this Agreement relates, (d) to actual or potential Sublicensees or contractors performing services with respect to Licensed Products, and their respective directors, officers, employees, advisors, and consultants, provided such actual or potential Sublicensees or contractors first agree in writing to be bound by terms of confidentiality that are at least as restrictive as the terms of confidentiality set forth in this Agreement, or (e) to actual or potential investors, lenders or other financing sources, licensees, sublicensees and acquirers, and their respective directors, officers, employees, advisors, and consultants, provided such actual or potential investors, lenders or other financing sources, licensees, sublicensees and acquirers first agree in writing to be bound by terms of confidentiality that are at least as restrictive as the terms of confidentiality set forth in this Agreement. Licensee will, in any such event, take all reasonably available steps to maintain the confidentiality of the disclosed Confidential Information and to guard against any further disclosure.
8.Representations and Warranties.

8.1     Each of WU and Licensee represents and warrants to the other that (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms, (b) no authorization or approval from any third party is required in connection with such party’s execution, delivery, or performance of this Agreement, and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.
8.2    Licensee represents and warrants that it will (a) use the Patent Rights, Tangible Research Property, and Technical Information only in accordance with the provisions of this Agreement and with such laws, rules, regulations, government permissions and standards as may be applicable thereto in the Territory and in the Field, and (b) otherwise comply with all laws, rules, regulations, government permissions and standards as may be applicable to Licensee in the Territory with respect to the performance by Licensee of its obligations hereunder. Licensee further represents and warrants that (i) it has obtained the insurance coverage required by Section 12 below, and (ii) there is no pending litigation and, to its knowledge, no threatened claims against it that could impair its ability or capacity to perform and fulfill its duties and obligations under this Agreement. Licensee warrants that all reports and/or statements provided by Licensee hereunder are true and correct and are certified true and correct by Licensee upon delivery to WU.
8.3     WU represents that to the best of its knowledge (a) as of the Effective Date, there is no known pending litigation against WU relating to the Patent Rights, and it has received no notice of any third party claims against WU challenging WU’s ownership or control of the Patent Rights, Technical Information, and Tangible Research Property; (b) it has obtained assignments from all WU inventors named in patent applications and patents within the Patent Rights, which assign to WU all of their right, title and interest in and to the Patent Rights, and (c) it has the right to provide Penn Materials to Licensee pursuant to the terms of this Agreement. WU further represents to the best of its knowledge that as of the Effective Date, it has not received a notice from any third party of any potential patent infringement for any Licensed Products.
9.Patent Rights.
9.1WU will have the sole right to control the preparation, filing, prosecution, and maintenance of Patent Rights. Subject to compliance by Licensee to the terms and conditions of this Agreement, WU will (a) prosecute and maintain the applications and patents within the Patent Rights and (b) prepare, file and prosecute additional applications within the Patent Rights as Licensee may reasonably request, in WU’s name at Licensee’s sole cost and expense. WU will select qualified patent counsel and corresponding foreign associates reasonably acceptable to Licensee to prepare, file, prosecute and maintain patents and patent applications within the Patent Rights. WU will consult with Licensee regarding the prosecution of Patent Rights, including providing Licensee with a reasonable opportunity to review and comment on proposed substantive correspondence with any patent office.
Notwithstanding the foregoing provisions of this Section 9.1, after the first anniversary of the Effective Date, Licensee shall have the right, but not the obligation, to negotiate with WU to assume responsibility for and control of the prosecution and maintenance of the Patent Rights throughout the Territory in WU’s name.
9.2    Licensee will reimburse WU for all costs and expenses associated with the preparation, filing, prosecution, issuance, and/or maintenance of patents and applications within the Patent Rights, provided that such costs and expenses are incurred after the Effective Date and during the Term of this Agreement. Licensee will pay WU the amount of any such reimbursement within [***] days after receipt by Licensee of documentation for any such costs and expenses, which WU may provide to Licensee from time-to-time. In the event that Licensee fails to timely pay WU the amounts owed under this Section 9.2, WU shall have the option, but not the obligation, to immediately suspend WU’s obligations under Section 9.1 until such amounts are fully paid to WU (and WU shall not be responsible or liable for any Patent Rights that may be abandoned or otherwise compromised as a result of such suspension). WU’s rights to suspend such obligations shall be in addition to those rights afforded to WU under Section 13.

9.3     Licensee may elect not to reimburse WU for amounts due under this Section 9 in respect to one or more Patent Rights, only by giving WU notice of such election at least [***] days before the date on which the applicable cost or expense is to be incurred by WU (each an “Election Notice”). For purposes of this Section, a cost or expense shall be deemed to be incurred by WU on the earlier of (a) the date WU actually pays the cost or expense, or (b) the date WU becomes obligated to pay the cost or expense (which, for example, shall be the date WU engages a third party to perform any service which gives rise to any such cost or expense). Any such Election Notice shall specify the Patent Rights to which such Election Notice relates (“Elected Patent Rights”). In the event any Election Notice is given by Licensee, (i) the term “Patent Rights” shall be modified to exclude, as applicable, such Elected Patent Rights, (ii) the term “Technical Information” shall be modified to exclude any research and business information, unpatented inventions, know-how, data, methods, and information that is no longer necessary for the exploitation of the license granted to the remaining Patent Rights, and (iii) the term “Tangible Research Property” shall be modified to exclude any and all research tools and other materials that WU may have provided to Licensee that are no longer necessary for the exploitation of the license granted to the remaining Patent Rights, in each instance as of the date the Election Notice is given. As of the date of the Election Notice, the license to the Elected Patent Rights, the applicable Technical Information, and the applicable Tangible Research Property granted to Licensee under this Agreement will terminate, and WU shall be free, without any further obligation to Licensee whatsoever, to abandon the applications or patents subject to the Election Notice, or to continue prosecution or maintenance of such applications or patents for WU’s sole use and benefit, or to license such applications or patents to unrelated third parties, at WU’s option. Licensee will deliver to WU, along with any Election Notice, all Technical Information and Tangible Research Property to which such Election Notice relates.
9.4    The parties desire to avail themselves to the maximum extent possible of all applicable legal privileges. The parties intend that information regarding the preparation, filing, prosecution, and maintenance of the applications and patents within the Patent Rights (“Shared Information”) that would otherwise be subject to one or more legal privileges or protections is and shall be subject to those same privileges and protections, despite the fact that it has been developed by or exchanged between or among them and/or their joint or independent counsel. The parties further intend that Shared Information is and shall be subject to the joint defense doctrine and common interest/community of interest doctrine. The parties acknowledge that the legal privileges and protections pertaining to Shared Information are held jointly by all parties, and that no individual party is authorized to waive any such privilege or protection. Further, this Agreement shall not affect the ethical, fiduciary, or other obligations inherent in those attorney-client relationships, other than to extend the cloak of confidentiality and privilege to the Shared Information as provided herein.
10.Infringement, Enforcement, and Defense.
10.1    Throughout the Term of this Agreement, each of WU and Licensee agree to give the other prompt notice of (a) any known or suspected infringement of the Patent Rights or unauthorized use or disclosure of the Technical Information and/or Tangible Research Property in the Territory, and (b) any claim that a Licensed Product infringes the intellectual property rights of a third party.
10.2     Licensee will have the right, but not the obligation, at its sole expense, to promptly stop any infringement of the Patent Rights in the Territory and in the Field. Upon receipt of WU’s written consent, such consent not to be unreasonably withheld, Licensee may initiate and prosecute actions in its own name or, if required by law, in WU’s name against third parties for infringement of the Patent Rights in the Territory and in the Field through outside counsel of Licensee’s choice who are reasonably acceptable to WU. Licensee shall consult with WU prior to and in conjunction with all significant issues, shall keep WU informed of all proceedings, and shall provide copies to WU of all pleadings, legal analyses, and other papers related to such actions. WU will provide reasonable assistance to Licensee in prosecuting any such actions, at Licensee’s sole cost and expense.
If Licensee fails or declines to take any action under this Section within a reasonable time after learning of the infringement of the Patent Rights, WU shall have the right (but not the obligation) to take appropriate actions including, without limitation, filing its own action. Licensee will provide reasonable assistance to WU in prosecuting, resolving and/or settling any such actions, at WU’s sole cost and expense. Any recovery obtained by WU as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be allocated in the following order of priority until all of the recovery has been allocated: (1) reasonable expenses incurred by WU, including costs and reasonable attorneys' fees; (2) reasonable expenses incurred by Licensee in assisting in such action (including reasonable attorneys' fees); and (3) the remainder to WU.
10.3    In the event that Licensee or its Affiliate challenges the validity or enforceability of any of the Licensed Patents in any forum through any means, or otherwise indicate the payment of any royalty due under this Agreement is made under protest or with any objection, Licensee agrees that WU shall have the right, but not the obligation, in addition to any other remedy it may have available to it at law and/or in equity, to terminate this Agreement upon providing thirty (30) days prior written notice of the same to Licensee, during which time Licensee or its Affiliate may remediate the challenge. WU in response to such challenge by Licensee may seek redress in any court of competent jurisdiction in its sole discretion notwithstanding Section 10 or any other provision of this Agreement.
10.4    Notwithstanding anything in this Agreement to the contrary, Licensee may not, without the advanced written consent of WU (such consent not to be unreasonably withheld, conditioned, or delayed), settle, compromise, or otherwise enter into any form of settlement (or other similar agreement) regarding any claim or action brought under this Section that either (a) admits liability on the part of WU; (b) negatively affects the rights of WU or imposes any liability, restrictions, or obligation upon WU; (c) requires any financial payment by WU; and/or (d) grants rights or concessions to a third party to the Patent Rights or any Licensed Products.
10.5    WU shall have the exclusive right (but not the obligation) to institute legal action against any third party arising out of such third party’s actual or threatened infringement or misappropriation of the Technical Information, and WU shall retain any and all proceeds from any such actions. Licensee shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to any such infringement or misappropriation without the prior written consent of WU.
10.6    If Licensee obtains any value, payment, or compensation of any type or kind, including all forms of non-cash consideration, as a result of any claim brought by Licensee pursuant to this Section, Licensee shall pay to WU, after first deducting its costs, such as attorneys’ fees and expert witness fees, a percentage of the remainder of any such proceeds equal to the Patent Royalty Rate of any such value, payment, and compensation, including the fair market value of any non-cash forms of consideration.
11 Indemnification.
Licensee shall indemnify, defend, reimburse and hold harmless WU, WU personnel, WU’s Affiliates, Penn, Penn personnel, Penn’s Affiliates and each of their respective trustees, faculty, staff, employees, students, directors, officers, agents, contractors, successors and assigns (altogether the “Indemnitees”) from, for and against any and all judgments, settlements, losses, expenses, damages and/or liabilities and any and all court costs, reasonable attorneys’ fees, and expert witness fees and expenses that an Indemnitee may incur from any and all allegations, claims, suits, actions or proceedings (the “Claims”) to the extent arising out of, relating to, or incidental to Licensee’s breach of this Agreement or its use, development, commercialization, or other exploitation of Licensed Products, Patent Rights, Tangible Research Property and/or Technical Information, whether by or through Licensee, and including all Claims for infringement, injury to business, personal injury, and product liability, except to the extent such Claims are adjudicated by a court of competent jurisdiction to arise out of the gross negligence or willful misconduct of an Indemnitee or WU’s breach of this Agreement. The obligations set forth in this Section shall survive termination of this Agreement and shall continue even after assignment of rights and responsibilities.
Indemnitees seeking indemnification under this Agreement shall: (a) give Licensee prompt written notice of the Claim; (b) cooperate with the Licensee in connection with the defense and settlement of the Claim; and (c) permit Licensee to control the defense, settlement, or compromise of such Claim, including the right to select defense counsel. In no event, however, may Licensee compromise or settle any claim or suit in a manner under this Section 11 which (1) admits fault or negligence on the part of Penn, WU, or any other Indemnitees; (2) commits Penn, WU, or any other Indemnitees to take, or forbear to take, any action, without the prior written consent of the applicable party, or (3) grant rights or concessions to a third party to the Patent Rights, Tangible Research Property, Technical Information, or any Licensed Products.
12 Insurance.
12.1    Throughout the Term of this Agreement and for a period of [***] years thereafter, Licensee shall obtain and maintain comprehensive general liability and product liability insurance, providing WU and Penn with additional insured status, with carrier(s) having at least A.M. Best ratings/class sizes of A/VII and in the following minimum annual limits:
    [***]
    [***]
12.2    Licensee’s insurance will:
-    Be issued by an insurance carrier with an A.M. Best rating of “A” or better;
-    Provide for thirty (30) day advance written notice to WU or Penn of any modification;
-    State that Penn and WU are endorsed as an additional insureds with respect to the coverages in Section 12.1; and
-    Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by WU or Penn.
12.3    Licensee will provide WU and Penn with (i) a certificate of insurance evidencing compliance with all the requirements of this Agreement and (ii) additional insured endorsements for Licensee’s applicable policies naming “The Trustees of the University of Pennsylvania” and “Washington University” as additional insureds, each within thirty days of execution of this Agreement and annually thereafter. The certificates must provide that Licensee’s insurer will notify WU and Penn in writing at least thirty (30) days prior to cancellation or material change in coverage. The specified minimum insurance coverage and limits do not constitute a limitation on Licensee’s liability or obligation to indemnify or defend under this Agreement.
13 Term and Termination.
13.1    The term of this Agreement will commence on the Effective Date and continue on a country-by-country and Licensed Product-by-Licensed Product basis and end, separately in each such country and for each such Licensed Product, upon the latter of (a) the last day that at least one Valid Claim exists, (b) the fifteenth (15th) anniversary of the day of the First Commercial Sale, or c) the expiration of the last form of Market Exclusivity (the “Term”), unless terminated earlier in accordance with the provisions of this Agreement.
13.2    Licensee may terminate this Agreement without cause by giving at least ninety (90) days’ written notice thereof to WU. Licensee shall pay WU all amounts due and owing to WU under this Agreement as of the date of termination, including the above mentioned ninety (90) day notice period, within [***] days after receipt of an invoice from WU for such amounts. Licensee may also terminate this Agreement by giving written notice thereof to WU in the event WU commits a breach of any provision of this Agreement and fails to cure such breach within [***] days after the day that Licensee gives notice to WU of such breach.
13.3    WU may terminate this Agreement by giving written notice thereof to Licensee in the event Licensee commits a material breach of any provision of this Agreement and fails to cure such breach within [***] days after the day that WU gives Licensee written notice of such breach, provided that the parties have exhausted the dispute resolution provisions in Section 15.18. Licensee agrees and acknowledges that Licensee’s failure to (a) fully satisfy any of the Diligence Milestones set forth in this Agreement (as may be adjusted or extended by mutual agreement by the parties); and/or (b) timely pay WU the amounts owed under Sections 5 and 9 will be considered a breach of this Agreement. In addition, WU may immediately terminate this Agreement by giving written notice thereof to Licensee in the event that Licensee (i) becomes insolvent, bankrupt, or is otherwise unable to pay its debt(s) to WU by the due date(s), (ii) suffers the appointment of a receiver, receiver and manager, or administrative receiver of the whole or any part of its assets or undertaking, (iii) a resolution is passed, for its winding up (other than for the purpose of amalgamation or reconstruction), or (iv) it enters into any arrangement with its creditors or suffers any distress or execution to be levied on its goods.
13.4    On the date of earlier termination of this Agreement, all license rights granted to Licensee under Section 2 shall terminate. Licensee agrees to, promptly upon the earlier termination of this Agreement, deliver to WU all originals, copies, reproductions and summaries of all Tangible Research Property, Technical Information and Confidential Information, in each instance in the format in which it exists at the time of the earlier termination of this Agreement, or in another mutually agreed format. The expiration or earlier termination of this Agreement shall not relieve Licensee of its obligation to account for and make payment to WU of any amount due hereunder including, without limitation, under Sections 5 and 9. Licensee may, upon prior written consent from WU, which shall not be unreasonably withheld, request a wind down period not to exceed [***] months following the date of such earlier termination, which will allow the Licensee to continue selling Licensed Product for the duration of the agreed upon wind down period, provided that Licensee pays to WU the applicable royalty or other amounts due on such Sales of Licensed Product in accordance with the terms and conditions of this Agreement. In the event that the Licensee terminates this Agreement under Section 13.2 or Section 13.4, the parties agree Licensee’s obligation under Section 5.3 to pay Non-Patent Royalty Rate on Net Sales, for those Sales of Licensed Product by Licensee and its Affiliates for the applicable term set forth therein shall survive such termination for the remainder of the term as set forth in 13.1.
14 Disclaimer and Limitation of Liability.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EVERYTHING PROVIDED BY WU UNDER THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE, MAY HAVE HAZARDOUS PROPERTIES, AND IS PROVIDED WITHOUT ANY WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY THIRD-PARTY PATENT, TRADEMARK, COPYRIGHT OR ANY OTHER THIRD-PARTY RIGHT. WU AND PENN MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE QUALITY, ACCURACY, COMMERCIAL VIABILITY, OR ANY OTHER ASPECT OF ITS PERFORMANCE PURSUANT TO THIS AGREEMENT OR REGARDING THE PERFORMANCE, VALIDITY, SAFETY, EFFICACY, OR COMMERCIAL VIABILITY OF ANYTHING PROVIDED BY WU UNDER THIS AGREEMENT. WITH THE EXCEPTION OF LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL WU OR LICENSEE OR PENN BE LIABLE FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, WHETHER IN BREACH OF CONTRACT, TORT OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITH THE EXCEPTION OF LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL NOT EXCEED THE PAYMENTS MADE OR PAYMENTS DUE UNDER THIS AGREEMENT.
15 General Provisions.
15.1    In performing their respective obligations under the Agreement, the parties will comply with United States export control and asset control laws, regulations, and orders, as they may be amended from time to time, applicable to the export or re-export of goods or services, including software, processes, or technical data. WU is providing no representation or warranty regarding the export control status or classification of any information or materials provided hereunder.

15.2    This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and supersedes all other past and present communications and agreements relating to the subject matter. No amendment or modification of this Agreement shall be valid unless made in writing and signed by authorized representatives of both parties.
15.3    This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to its rules or procedures involving conflicts of laws. All actions relating to this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Missouri or the Circuit Court of St. Louis County, Missouri, if no federal subject matter jurisdiction exists. The parties irrevocably waive all present and future objections to personal jurisdiction, forum or venue in such courts.
15.4    Each provision of this Agreement that would by its nature or terms survive, shall survive any termination or expiration of this Agreement, regardless of the cause. Such provisions include, without limitation, Sections 5.3, 6, 7, 11, 12, 13, 14, and 15.
15.5    This Agreement shall be personal to Licensee, and it is not assignable by Licensee to any other person or entity without the prior written consent of WU, such consent to be in WU’s sole discretion. Notwithstanding the foregoing, Licensee shall be free to assign this Agreement and its rights and obligations hereunder without WU’s consent (a) to any Affiliate or (b) in connection with any sale of substantially all of Licensee’s assets or business (or that portion of its assets or business related to the subject matter of this Agreement), merger, acquisition, consolidation, reorganization, or other similar transaction, provided that (i) Licensee shall not be released of its obligations existing at the time of such assignment and (ii) the assignee or successor to this Agreement confirms, in writing, that it will be subject to and must comply with all terms, conditions, and obligations of this Agreement.
15.6     Each party is an independent contractor and not a partner or agent of the other party. This Agreement will not be interpreted or construed as creating or evidencing any partnership or agency between the parties or as imposing any partnership or agency obligation or liability upon either party. Further, neither party is authorized to, and will not, enter into or incur any agreement, contract, commitment, obligation or liability in the name of or otherwise on behalf of the other party.
15.7     If any provision in this Agreement is held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if it had never contained the invalid, illegal, or unenforceable provisions.
15.8    The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement, or to exercise any right or remedy under this Agreement will not be interpreted or construed as a waiver or relinquishment of that party’s right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect. All rights and remedies under this Agreement are cumulative of every other such right or remedy and may be exercised concurrently or separately from time-to-time.
15.9    Neither party nor Penn may use the trademarks or name of the other party or Penn or its employees for any commercial, advertisement, or promotional purposes without the prior written consent of an authorized corporate officer of the other party or Penn, as applicable. If either party or Penn is required by law, governmental regulation, or its own authorship or conflict of interest policies to disclose its relationship with the other party or Penn, including, but not limited to, in SEC filings, scientific publications or grant submissions, it shall provide the other party or Penn, as applicable with a copy of the disclosure. If the disclosure is substantially similar to prior disclosures made by the party and for which the obligations of this section have been satisfied, the disclosing party need not share such disclosure ahead of it being made. Notwithstanding the provisions of this Section 15.9, either party or Penn may publicize the existence of, and the parties to, this Agreement, provided, however, that WU and Penn shall not publicize the existence of, or the parties to, this Agreement before Licensee discloses such information by way of required SEC disclosure filing.

15.10    Neither WU nor Licensee will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, other than for payments, if such failure or delay is due to natural disasters or other causes reasonably beyond the control of a party and reasonable notice of the delay is provided to the other party.
15.11    Licensee agrees that for all WU faculty or staff members who serve Licensee in the capacity of consultant, officer, employee, board member, advisor, or otherwise through a personal relationship with Licensee (a “Consultant”) (a) such Consultant shall serve the Licensee in his or her individual capacity, as an independent contractor, and not as an agent, employee or representative of WU; (b) WU exercises no authority or control over such Consultant while acting in such capacity; (c) WU receives no benefit from such activity; (d) neither Licensee nor the Consultant may use WU resources in the course of such service; (e) WU makes no representations or warranties regarding such service and otherwise assumes no liability or obligation in connection with any such work or service undertaken by such Consultant; and (f) any breach, error, or omission by a Consultant acting in the capacity set forth in this Section shall not be imputed or otherwise attributed to WU, and shall not constitute a breach of this Agreement by WU.
15.12    Each party shall, at the reasonable request of the other, execute and deliver to the other such instruments and/or documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.
15.13    Licensee acknowledges (a) that WU is exempt from federal income tax under Section 501(c) (3) of the Internal Revenue Code, (b) that maintenance of such exempt status is of critical importance to WU and to its members, and (c) that WU has entered into this Agreement with the expectation that there will be no adverse impact on its tax exempt status. As such, and if it becomes necessary, the parties agree to amend, modify or reform this Agreement as necessary (i) in order to ensure that there is no material adverse impact on WU’s tax exempt status, and (ii) in a manner that preserves the economic terms of the Agreement as such are set forth in this Agreement.
15.14    Notices pursuant to this Agreement shall be to the following contacts and are effective when sent if sent by a commercial carrier’s overnight delivery service or when received if sent otherwise:

To WU:

Office of Technology Management
Attention: Asst. Vice Chancellor / Director
Washington University in St. Louis
660 South Euclid Avenue, CB 8013
St. Louis, MO 63100

To Licensee:

Ocugen, Inc.
11 Great Valley Parkway
Malvern, PA 19355
Attn: Dr. Shankar Musunuri

With a copy to:
11 Great Valley Parkway
Malvern, PA 19355
Attn: General Counsel

15.15    This Agreement may be executed in counterparts, each of which shall be deemed an original and as executed shall constitute one agreement, binding on both parties, even though both parties do not sign the same counterpart.

15.16    The parties agree that any photocopy or facsimile copy of this fully-executed Agreement shall have the same force and effect as any copy bearing original signatures of the parties. Each party agrees that the respective signatures of the parties hereto may be delivered by facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method and that the parties may rely on a signature so delivered as an original, duly and validly delivered, and valid and effective for all purposes.
15.17    Third Party Beneficiary. Penn is not a party to this Agreement and has no liability to Licensee or any user of anything covered by this Agreement, but the parties expressly agree that Penn is an intended third-party beneficiary of this Agreement and certain provisions are for the benefit of Penn and are enforceable by Penn in its own name, including Sections 11, 12, 15.9, and the requirement that Sublicenses include terms and conditions to the benefit of Penn described in Schedule D.
15.18    Dispute Resolution. As a condition precedent to WU exercising its right to terminate this Agreement as contemplated in Section 4.3 and provided in Section 13, the parties shall attempt to resolve such dispute according to the following procedure:
(i)    The parties shall negotiate in good faith to resolve the dispute between them regarding this Agreement.
(ii)    If such negotiations do not resolve the dispute to the satisfaction of the parties within thirty (30) days (or such longer period as required under this Agreement), either party may elect to present the dispute to the Chief Executive Officer of Licensee and to WU's Managing Director of the Office of Technology Management, who shall meet and confer within thirty (30) days of either party’s decision that the recourse provided by Section 15.18(i) above is unlikely to result in satisfaction, in an effort to resolve the dispute.
(iii)    In the event the dispute cannot be resolved to the satisfaction of both parties despite efforts in compliance with Sections 15.18(i) and 15.18(ii), then the parties shall consider arbitration or another neutral third party means of resolving the outstanding dispute. The parties will have a period of 10 business days after exhausting the procedures described in Sections 15.18(i) and 15.18(ii) to mutually agree on the use of arbitration or another neutral third party means acceptable to both parties to resolve the dispute. If the parties do not mutually agree to arbitration or neutral third party means after [***] days, then the parties shall have exhausted the dispute resolution provisions in this Section.

SCHEDULE B
Initial Development Plan
[***]

SCHEDULE C
•Patent Rights

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

•Tangible Research Property
[***]
[***]
•Technical Information

SCHEDULE D
Sublicensing Rights
1.    Licensee may grant sublicenses under the rights granted in Sections 2.1 and 2.2 to third parties by entering into a written agreement with any such third party (each such agreement shall be referred to herein as a “Sublicense” and each such third party shall be referred to herein as a “Sublicensee”). Only Licensee (and not any Sublicensee) may enter into a Sublicense, and each Sublicense shall expressly prohibit the Sublicensee from granting further sublicenses.
2.    Licensee will pay WU a running royalty based on Sales of Licensed Products by Sublicensees (a “Sublicensee Running Royalty”). The Sublicensee Running Royalty will be calculated as follows:
•Licensee will pay WU the Patent Royalty Rate of Net Sales, for those Sales by Sublicensees that are subject to the Patent Royalty Rate.
•Licensee will pay WU the Non-Patent Royalty Rate of Net Sales, for those Sales by Sublicensees that are not otherwise subject to the Patent Royalty Rate.
3.    A Sale of a Licensed Product will be deemed to have been made at the time Sublicensee first invoices, ships, recognizes or receives value for a Licensed Product. The royalties owed to WU will be paid by Licensee within [***] days after the end of each Calendar Half in which the Sales of the applicable Licensed Products occur.
4.    Licensee shall pay to WU the Sublicensing Revenue Percentage (as listed in the Summary of Terms above) of all Sublicensing Revenue within [***] days of the end of the Calendar Half in which Licensee receives the Sublicensing Revenue.
5.    Licensee agrees that it will require all Sublicensees to comply with the terms and conditions set forth in this Agreement as applicable to Sublicensee. In furtherance of the foregoing but without limiting the generality thereof, each Sublicense shall, for the express benefit of WU, bind the Sublicensee to terms and conditions no less favorable to WU than those between WU and Licensee contained in this Agreement. To the extent that any term, condition, or limitation of any Sublicense is inconsistent with the terms, conditions and limitations contained in this Agreement, such term, condition, and/or limitation shall be null and void against WU.
6.    Licensee will be primarily liable to WU for all acts, errors or omissions of a Sublicensee. Any act, error or omission of a Sublicensee that would be a breach of this Agreement if imputed to Licensee will be deemed to be a breach of this Agreement by Licensee.
7.    At Licensee’s written request, any Sublicense granted by Licensee under this Agreement will remain in effect in the event that this Agreement is terminated prior to expiration. Any such Sublicensee will automatically become a direct licensee of WU under the rights originally sublicensed to it by Licensee provided the Sublicensee did not cause the termination of this Agreement and the Sublicensee agrees to comply with the terms of this Agreement and to fulfill all the responsibilities of Licensee hereunder. In the event that this Agreement is terminated, all amounts subsequently owed to Licensee with respect to any Sublicense granted under this Agreement shall become paid directly by Sublicensee to WU following the date of termination.
8.    Within [***] days after the effective date of any Sublicense, Licensee shall provide WU a complete and accurate copy of the Sublicense, without any redactions, including without limitation any and all exhibits and/or attachments thereto. If the Sublicense is written in a language other than English, the copy of the Sublicense shall be accompanied by a complete translation written in English. Upon delivery of such translation to WU, Licensee shall be deemed to represent and warrant to WU that such translation is a true and accurate translation of the Sublicense.
9.    Without in any way narrowing or limiting the scope of the foregoing provisions, all Sublicenses shall contain the terms and conditions set forth below:

a.    Sublicensee agrees to indemnify, defend, and hold harmless Indemnitees to the same extent and under terms no less favorable to Indemnitees as Licensee’s obligations under Section 11 of this Agreement.
b.    Sublicensee agrees to maintain insurance for WU’s and Penn’s benefit to the same extent and under terms no less favorable to WU and Penn as Licensee’s obligations under Section 12 of this Agreement.
c.    Sublicensee agrees to maintain books and records and allow audits for WU’s benefit to the same extent and under terms no less favorable to WU as Licensee’s obligations under this Agreement.
d.    If Licensee enters bankruptcy or receivership, voluntarily or involuntarily, Sublicensee Running Royalty and Sublicensing Revenue then or thereafter due to Licensee will, upon notice from WU to any Sublicensee, become directly due and owing to WU for the account of Licensee.
e.    Sublicensee shall not consummate a Sale of a Licensed Product for an amount that is less than the fair market value of the Licensed Product.
f.    Washington University is a third party beneficiary of the Sublicense, and Penn is a third party beneficiary of the Sublicense with respect to the conditions of subparagraphs 9.a., 9.b., and 9.g.
g.    Sublicensee may not use the trademarks or name of WU or Penn for any commercial, advertisement, or promotional purposes without the prior written consent of an authorized officer of WU or Penn, as applicable.
10.    In the event that Licensee sublicenses any of the rights or licenses granted in Sections 2.1 and 2.2, in combination with any rights or licenses to any other patents, patent applications, or other forms of intellectual property that are owned or controlled by Licensee and/or any third party (referred to herein as “non-WU IP”), Licensee shall confer with WU and the parties shall agree upon the relative value that will be assigned to (a) the sublicense under the rights and licenses granted in Sections 2.1 and 2.2 of this Agreement and (b) the non-WU IP. The agreed upon relative valuation will then be used to properly calculate the amount of Sublicensing Revenue that will be owed to WU under this Schedule D.

SCHEDULE E
Diligence and Progress Reports
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